ROPES & GRAY
                          225 FRANKLIN STREET
                       BOSTON, MASSACHUSETTS 02110
                            (617) 423-6100


IN PROVIDENCE                    TELEX NUMBER 940519 "ROPGRALOR" BSN         IN WASHINGTON
30 KENNEDY PLAZA                 TELEX NUMBER 951273 ROPES GRAY BSN          1001 TWENTY-SECOND STREET, N.W.
PROVIDENCE, RI 08902             TELECOPIERS (617) 423-2377-(617) 423-7841   WASHINGTON, D.C.  20037
(401) 521-5400                   INTERNATIONAL: (617) 423-6905               (202) 429-1600
TELECOPIER: (401) 521-0910                                                   TELECOPIER (202) 428-1629



                                                           February 26, 1987

Colonial Income Trust
One Financial Center
Boston, Massachusetts  02111

Gentlemen:

     We are furnishing this opinion in connection with the proposed offer and sale by Colonial Income Trust, a Massachusetts business trust (the "Trust"), of its shares of beneficial interest (the "Shares") pursuant to Registration Statement No. 2-34923 on Form N-1A under the Securities Act of 1933, which Registration Statement was initially filed by Colonial Income Fund, Inc., a Massachusetts corporation, and which is to be expressly adopted by the Trust, as the successor in interest to such corporation, in accordance with procedures approved by the staff of the Securities and Exchange Commission.

     We are familiar with the action taken by the initial Trustee of the Trust to authorize the issuance of the Shares. We have examined the Trust's records of Trustee action, its By-Laws and its Agreement and Declaration of Trust on file at the Office of the Secretary of State of The Commonwealth of Massachusetts. We have examined copies of such Registration Statement, in the form filed or to be filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purposes of this opinion.

     We assume that upon sale of the Shares the Trust will receive the net asset value thereof. We also assume that, in connection with any offer and sale of the Shares, the Trust will take proper steps to effect compliance with applicable federal and state laws regulating offerings and sales of securities.

     Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be

ROPES & GRAY

Colonial Income Trust                 -2-                   February 26, 1987

held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

     We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement.

                                                     Very truly yours,


                                                     ROPES & GRAY
                                                     Ropes & Gray







S:\FUNDS\TRUSTI\GENERAL\OPININ2.DOC